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                                                                     Exhibit 4.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              PREMIER BANCORP, INC.

         In compliance with the requirements of 15 Pa.C.S. Section 1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

         1.       The name of the Corporation is PREMIER BANCORP, INC.

         2. The address, including street and number, if any, of this Corporation's initial registered office in this Commonwealth is 379 North Main Street, Doylestown, Pennsylvania 18901, and the county of venue is Bucks.

         3. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S.
                  Section 1101et seq.), as the same may be amended.

         4. The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

         5. The aggregate number of shares that the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of Common Stock having a par value of Thirty-three Cents ($0.33) per share.

         6. The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

                          Name                        Address
                 John C. Soffronoff  379 North Main Street, Doylestown, PA 18901
                 Clark S. Frame      379 North Main Street, Doylestown, PA 18901
                 Bruce E. Sickel     379 North Main Street, Doylestown, PA 18901



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                  Number and Class of Shares

                  1 Share of Common Stock
                  1 Share of Common Stock
                  1 Share of Common Stock

         7. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation.

         8. Cumulative voting rights shall exist with respect to the election of directors.

         9(a). The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

                  (i). Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

                  (ii). Whether a more favorable price could be obtained for this Corporation's securities in the future;

                  (iii). The social and economic effects of the offer or transaction on this Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the Communities in which this Corporation and any of its subsidiaries operate or are located;

                  (iv). The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

                  (v). The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation or other entity whose securities are being offered;



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                  (vi).    The business and financial conditions and earnings
                           prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Corporation and any of its subsidiaries and the other elements of the communities in which this Corporation and any of its subsidiaries operate or are located;

                  (vii). Any antitrust or other legal and regulatory issues that are raised by the offer.

         (b). If the Board of Directors determines that an offer should be rejected, it make take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

         10. Articles 7, 8, 9 and 10 shall not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation.

         IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer thereof and its corporate seal, duly attested by another such officer, to be hereunto affixed this 13th day of July, 2000.

Attest:                                PREMIER BANCORP, INC.



 /s/ John J. Ginley                    By: /s/ John C. Soffronoff
-------------------------------            -----------------------------------

John J. Ginley, Secretary                  John C. Soffronoff, President and
                                           Chief Executive Officer



(CORPORATE SEAL)

                             PREMIER BANCORP, INC.
                             AMENDMENT TO ARTICLE 5
                   Adopted by the Shareholders March 28, 2002

         (A) The total authorized capital stock of the Corporation shall be 50,000,000 shares, consisting of 30,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock that may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall have a par value of Thirty-three Cents ($0.33) per share. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

         (B) The Board of Directors of the Corporation is expressly authorized, from time to time, so long as there are sufficient shares of Preferred Stock available, without further approval of the shareholders, to issue shares of Preferred Stock for such consideration and with such par value as the Board of Directors may fix. In authorizing the issuance of a class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

                  (i) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

                  (ii) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

                  (ii) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                  (iii) Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                  (iv) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;



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                  (v) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such series and whether or not the shares of the series are entitled to restrictions on the payment of dividends on the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

                  (vi) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                  (vii) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

         (C) All issuances of Preferred Stock authorized by this Article 5 require the affirmative vote of a majority of the members of the Board of Directors at any regular or special meeting thereof duly convened after due notice to the directors.

Prior to the issuance of any shares of any class or series of Preferred Stock, the Board of Directors shall execute a statement setting forth the resolution or resolutions and the number of shares of Preferred Stock of each class or series and file it in accordance with law.

         (D) The issuance of shares of any class or series of Preferred Stock that contains a provision, term or right providing for the conversion of shares of Preferred Stock into shares of Common Stock, shall require the prior affirmative vote of the holders of a majority of the outstanding stock entitled to vote.